EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		14-010

Date: July 21, 2014	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Reports Second Quarter 2014 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $57.8 million, or $0.55 per diluted share, for the second quarter of 2014 compared to net income of $27.2 million, or $0.26 per diluted share, for the same period in 2013 and net income of $53.7 million, or $0.51 per diluted share, in the first quarter of 2014. Net income for the six months ended June 30, 2014 was $111.5 million, or $1.05 per diluted share, compared with net income of $28.8 million, or $0.27 per diluted share, for the six months ended June 30, 2013.

The first quarter 2014 results included a $10.5 million gain on the sale of our former spoolbase facility located in Ingleside, Texas, and a $7.2 million insurance claim settlement related to our former oil and gas business. These items contributed $0.11 of after-tax earnings per diluted share in the first quarter of 2014.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We believe that the market environment remains positive for well intervention services, and our well intervention assets have continued to perform at a high level. Robotics delivered increased results in the second quarter reflecting both stronger demand for trenching services and normal seasonal activity uplift.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Six Months Ended
	6/30/2014	6/30/2013	3/31/2014	6/30/2014	6/30/2013
Revenues	$305,587	$232,178	$253,572	$559,159	$429,607

Gross Profit	$109,138	$67,497	$75,846	$184,984	$120,064
	36%	29%	30%	33%	28%

Net Income Applicable to Common Shareholders
Income (Loss) from continuing operations	$57,782	$27,240	$53,719	$111,501	$27,797
Income (Loss) from discontinued operations	-	(29)	-	-	1,029
Total	$57,782	$27,211	$53,719	$111,501	$28,826

Diluted Earnings Per Share
Income from continuing operations	$0.55	$0.26	$0.51	$1.05	$0.26
Income from discontinued operations	$-	$-	$-	$-	$0.01
Total	$0.55	$0.26	$0.51	$1.05	$0.27

Adjusted EBITDA from continuing operations	$109,050	$74,533	$92,501	$201,551	$116,564

Segment Information, Operational and Financial Highlights

(in thousands, unaudited)

	Quarter Ended
	6/30/2014	6/30/2013	3/31/2014
Revenues:
Well Intervention	$181,218	$99,323	$159,700
Robotics	119,704	88,374	87,890
Subsea Construction	-	37,659	358
Production Facilities	24,049	24,174	23,140
Intercompany Eliminations	(19,384)	(17,352)	(17,516)
Total	$305,587	$232,178	$253,572

Income from Operations:
Well Intervention	$64,775	$23,912	$48,733
Robotics	21,877	13,296	10,180
Subsea Construction	145	11,477	228
Production Facilities	10,459	14,643	11,384
Gain (Loss) on Disposition of Assets	(1,078)	(1,085)	11,496
Corporate / Other	(17,467)	(14,207)	(13,875)
Intercompany Eliminations	45	(839)	(1,198)
Total	$78,756	$47,197	$66,948

Business Segment Results

o
Well Intervention revenues increased 13% in the second quarter of 2014 from revenues in the first quarter of 2014, due to having a full quarter of the Helix 534 at full utilization, as well as all three North Sea vessels being 100% utilized in the second quarter. The spare rental intervention riser system (IRS no. 2) continues to positively contribute to revenues; the unit was on-hire for 86 days during the second quarter of 2014 versus 42 days in the first quarter of 2014. Vessel utilization for the Q4000 in the Gulf of Mexico was slightly down – 90% utilization in the second quarter of 2014 versus 100% in the first quarter of 2014, due to a planned regulatory inspection and thruster repairs.

o
For Robotics, chartered vessel fleet utilization increased to 89% for the quarter from 80% in the first quarter of 2014. Overall stronger asset utilization and an increase in vessel days worked were the primary drivers resulting in a 36% growth in revenues in the second quarter of 2014 over the first quarter of 2014. Spot vessels contributed 161 days of vessel utilization during the second quarter of 2014. ROV, trencher and ROVDrill utilization in the second quarter of 2014 increased by 7% over the first quarter of 2014.

o
During the second quarter of 2014, the Marco Polo platform was shut in following a compressor fire on May 8, 2014. The platform remained shut in for the remainder of the quarter, thus marginally affecting Production Facilities earnings in the second quarter. Production resumed at the platform in early July 2014.

Other Expenses

o
Selling, general and administrative expenses were 9.6% of revenue in the second quarter of 2014, 8.0% of revenue in the first quarter of 2014 and 8.3% in the second quarter of 2013. Our second quarter 2014 expense includes $5.2 million of charges associated with the provision for uncertain collection of a portion of our existing trade receivables related to our Robotics segment.

o
Net interest expense and other decreased to $4.5 million in the second quarter of 2014 from $5.3 million in the first quarter of 2014. Net interest expense remained flat at $4.5 million in both the second and first quarter of 2014. Other expense was minimal in the second quarter of 2014 compared to $0.8 million in the first quarter of 2014, which reflects foreign exchange fluctuations in our non-U.S. dollar functional currencies.

Financial Condition and Liquidity

o
Our total liquidity at June 30, 2014 was approximately $1.1 billion, consisting of $501 million in cash and cash equivalents and $583 million in unused capacity under our revolver. Consolidated net debt at June 30, 2014 was $57 million. Net debt to book capitalization at June 30, 2014 was 3%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation below.)

o
We incurred capital expenditures (including capitalized interest) totaling $105 million in the second quarter of 2014, compared to $70 million in the first quarter of 2014 and $59 million in the second quarter of 2013.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its second quarter 2014 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Tuesday, July 22, 2014, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 888-550-1479 for persons in the United States and 1-954-357-2908 for international participants. The passcode is "Tripodo". A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDA from continuing operations, net debt and net debt to book capitalization. We calculate Adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes, depreciation and amortization. Net debt is calculated as the sum of financial debt less cash and cash equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net revenues	$305,587	$232,178	$559,159	$429,607
Cost of sales	196,449	164,681	374,175	309,543
Gross profit	109,138	67,497	184,984	120,064
Loss on commodity derivative contracts	-	-	-	(14,113)
Gain (loss) on disposition of assets, net	(1,078)	(1,085)	10,418	(1,085)
Selling, general and administrative expenses	(29,304)	(19,215)	(49,698)	(42,431)
Income from operations	78,756	47,197	145,704	62,435
Equity in earnings (losses) of investments	(507)	683	201	1,293
Other income - oil and gas	1,596	1,282	13,872	4,100
Net interest expense and other	(4,534)	(12,556)	(9,827)	(29,445)
Income before income taxes	75,311	36,606	149,950	38,383
Income tax provision	17,529	8,577	37,946	9,020
Net income from continuing operations	57,782	28,029	112,004	29,363
Income (loss) from discontinued operations, net of tax	-	(29)	-	1,029
Net income, including noncontrolling interests	57,782	28,000	112,004	30,392
Less net income applicable to noncontrolling interests	-	(789)	(503)	(1,566)
Net income applicable to Helix	$57,782	$27,211	$111,501	$28,826

Weighted Avg. Common Shares Outstanding:
Basic	104,992	105,046	105,059	105,039
Diluted	105,295	105,133	105,359	105,141

Basic earnings per share of common stock:
Continuing operations	$0.55	$0.26	$1.06	$0.26
Discontinued operations	-	-	-	0.01
Net income per share of common stock	$0.55	$0.26	$1.06	$0.27

Diluted earnings per share of common stock:
Continuing operations	$0.55	$0.26	$1.05	$0.26
Discontinued operations	-	-	-	0.01
Net income per share of common stock	$0.55	$0.26	$1.05	$0.27

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2014	Dec. 31, 2013	(in thousands)	Jun. 30, 2014	Dec. 31, 2013
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$501,457	$478,200	Accounts payable	$157,553	$72,602
Accounts receivable, net	226,750	184,165	Accrued liabilities	79,130	96,482
Income tax receivable, net	23,771	-	Income tax payable	-	760
Current deferred tax assets	24,370	51,573	Current maturities of L-T debt (1)	20,508	20,376
Other current assets	41,917	29,709
Total Current Assets	818,265	743,647	Total Current Liabilities	257,191	190,220

Property & equipment, net	1,604,188	1,532,217	Long-term debt (1)	538,254	545,776
Equity investments	152,877	157,919	Deferred tax liabilities	272,448	265,879
Goodwill	63,829	63,230	Other non-current liabilities	11,297	18,295
Other assets, net	61,951	47,267	Shareholders' equity (1)	1,621,920	1,524,110
Total Assets	$2,701,110	$2,544,280	Total Liabilities & Equity	$2,701,110	$2,544,280

(1) Net debt to book capitalization - 3% at June 30, 2014. Calculated as total debt less cash and equivalents ($57,305)
divided by sum of total net debt and shareholders' equity ($1,679,225).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2014

Earnings Release:

Reconciliation From Net Income from Continuing Operations to Adjusted EBITDA:
				Six Months
	2Q14	2Q13	1Q14	2014	2013
	(in thousands)

Net income from continuing operations	$57,782	$28,029	$54,222	$112,004	$29,363
Adjustments:
Income tax provision	17,529	8,577	20,417	37,946	9,020
Net interest expense and other	4,534	12,556	5,293	9,827	29,445
Depreciation and amortization	28,127	25,312	24,726	52,853	49,692
EBITDA from continuing operations	107,972	74,474	104,658	212,630	117,520
Adjustments:
Noncontrolling interests	-	(1,026)	(661)	(661)	(2,041)
(Gain) loss on disposition of assets, net	1,078	1,085	(11,496)	(10,418)	1,085
Adjusted EBITDA from continuing operations	$109,050	$74,533	$92,501	$201,551	$116,564

We calculate adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes and depreciation and amortization. This non-GAAP measure is useful to investors and other internal and external users of our financial statements in evaluating our operating performance because it is widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2014

Earnings Release:

Reconciliation of significant items:

(in thousands, except per share data)

	2Q14	1Q14

Significant items:
Gain on sale of Ingleside spoolbase	$-	$10,457
Insurance reimbursement settlement	-	7,217
Provision for uncertain collection of receivables	5,196	-
Tax provision of the above	(1,819)	(6,186)
Significant items, net:	$3,377	$11,488

Diluted shares	105,295	105,375
Net after income tax effect per share	$0.03	$0.11